EXHIBIT 99.1

Community West Bancshares Announces CFO Baltuskonis to Retire July 2017

GOLETA, Calif., Feb. 22, 2017 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ:CWBC), parent company of Community West Bank (Bank), today announced that Charles (Chick) G. Baltuskonis plans to retire in July 2017.  Prior to his retirement, he will step down as Executive Vice President and Chief Financial Officer.  Mr. Baltuskonis will assist in the transition to the successor Chief Financial Officer.

“As a trusted and valuable member of our team for over 14 years, Chick has served with distinction as our CFO through periods of significant growth and change at Community West,” said Martin E. Plourd, President and Chief Executive Officer.  “We all wish him well and are grateful for his guidance and friendship over the years.”

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has seven full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, San Luis Obispo, Ventura, Oxnard and Westlake Village. The principal business activities of the Company are Relationship business banking, Manufactured Housing lending and Government Guaranteed lending.  Community West Bank has grown to over $700 million in assets, with new full-service branch offices opening in San Luis Obispo and Oxnard later this year. For more information, visit www.CommunityWestBank.com.

In September 2016, Community West was named to Sandler O’Neill and Partners Bank and Thrift Sm-All Stars – Class of 2016.  This award recognized Community West as one of the top 27 best performing small capitalization institutions from a list of publicly traded banks and thrifts in the U.S. with market capitalizations less than $2.5 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Contact:
Martin E. Plourd, President & CEO
805.692.4382
www.communitywestbank.com